EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 21, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SHFL entertainment, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2012.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada

July 23, 2013